SETTLEMENT AGREEMENT AND GENERAL RELEASE

     This Settlement Agreement and General Release (“Agreement”) dated this 30th day of September, 2004 is made and entered into between James C. Loden (referred to herein as “Employee”), on the one hand, and Golfsmith International, L.P. (“Employer”), on the other hand.

     By means of this Agreement, Employee intends to fully and unconditionally release any and all claims he, his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have against Employer and each of its affiliates, predecessors, successors, parents, subsidiaries, divisions, assigns, officers, directors, shareholders, representatives, employees, former employees, attorneys, and agents (together with Employer, collectively referred to as “Employer Releasees”).

     The remaining terms of which Agreement are now fully set forth below.

     1. Consideration.

          (a) On the Resignation Date (as defined below), Employer shall pay to Employee a lump sum payment of Employee’s earned but unpaid base salary up to and including the Resignation Date.

          (b) In consideration of the releases, promises and undertakings stated herein, Employer agrees to continue Employee’s salary (the “Separation Payment”), for a period of three (3) months, in a gross amount of $13,166.66 per month, with payments to be made on September 30, November 1, and December 1, 2004.

          (c) In addition, if Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer agrees to pay Employee the gross amount of $998.00 per month (the “Reimbursement”), for a period of three (3) months, with payments to be made on September 30, November 1, and December 1, 2004; provided, however, that Employer’s obligation to pay the Reimbursement shall immediately cease upon Employee’s obtaining health or medical benefits from a subsequent employer.

          (d) Employee acknowledges and agrees that the Separation Payment and the Reimbursement constitute good and valuable consideration which is being paid in exchange for his execution of this Agreement, to which he would not otherwise be entitled, and that the restrictions contained in Paragraphs 7 through 10 are ancillary to Employer’s obligation to pay the Separation Payment and Reimbursement. Employee understands and agrees that Employer will report to the Internal Revenue Service all payments described in this Paragraph 1 and will be withholding taxes, and any other applicable amounts, from said gross payments in accordance with applicable law and IRS guidelines.

          (e) Employee agrees that the consideration provided by Employer pursuant to this Agreement encompasses and is in lieu of any and all amounts owed to Employee for vacation, sick leave, personal time off, or any other paid time away from work and encompasses any additional money from the Employer to which Employee would otherwise be entitled.

     2. Stock Options. All stock options previously granted to Employee by Employer (including, but not limited to, any options granted to Employee pursuant to a certain Incentive Stock Option Certificate dated June 16, 2003) are hereby canceled, null and void and without effect, and Employee acknowledges and agrees that as of the Resignation Date, he has no stock or stock options relating to Employer.

     3. General Release.

          (a) Employee hereby knowingly and voluntarily releases and forever discharges the Employer Releasees, collectively, separately, and severally, from any and all federal, state or local claims, causes of action, liabilities, obligations, losses, costs, expenses, penalties, fines, damages and judgments of every type and description whatsoever (including, but not limited to, claims arising under the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Sarbanes-Oxley Act of 2002, as well as any and all claims for breach of contract, wrongful discharge, libel, slander, invasion of privacy, whistleblower violations, retaliation, discrimination or tortious conduct) that Employee Releasees may currently have against Employer Releasees for compensatory or punitive damages or other legal or equitable relief of any type or description. The claims, causes-of-action, security interests, liabilities, and judgments released in this Paragraph 3(a) above shall be referred to collectively herein as the “Released Claims.”

          (b) Employee hereby covenants and agrees that he will forever refrain and forebear from commencing, instituting, or prosecuting any lawsuit, action, grievance or other proceeding against any of the Employer Releasees, individually or collectively, based on, arising out of, or connected with any of the Released Claims.

          (c) Employee understands and agrees that this Agreement shall be binding upon him in his individual capacity as well as upon his heirs, administrators, executors, personal representatives, beneficiaries, and assigns.

     4. Releases Include Unknown Claims.

          (a) Employee understands and agrees that the Released Claims are intended to and do include any and all claims of every nature and kind whatsoever (whether known, unknown, suspected, or unsuspected).

          (b) Employee further acknowledges that he may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

          (c) The parties represent and acknowledge (1) that they have had the opportunity to consult with and receive advice from legal counsel concerning this Agreement; and (2) that they are not relying in any way on any statement or representation, except as expressly stated herein, in reaching their decision to enter into this Agreement.

     5. No Assignment or Transfer of Released Claims.

     Employee warrants that as of the day on which this Agreement is signed by Employee or by or on behalf of Employer, whichever is later, Employee has not assigned, transferred, or hypothecated, or purported to assign, transfer, or hypothecate, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims. Employee hereby agrees to indemnify, defend and hold harmless Employer Releasees against, without limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, expenses (including reasonable attorneys’ fees), causes of action, and judgments based on, arising out of, or connected with any such transfer, assignment, or hypothecation, or purported transfer, assignment, or hypothecation.

     6. No Admission of Liability.

     Each party understands and agrees that this Agreement is a general release and does not constitute an admission of liability on the part of any other party as to any matters whatsoever.

     7. Confidentiality and Non-Disclosure by Employee.

          (a) As of the Effective Date of this Agreement and henceforth, except as otherwise specifically provided in Paragraphs 7(b) and (c) of this Agreement, Employee agrees and covenants that he will maintain the confidentiality of, and not disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this Agreement (including the amount paid or opinion(s) or information he may have with respect to this Agreement).

          (b) Employee may disclose to any other person and/or entity (1) that Employee was employed by Employer, and/or (2) that his employment has ended on terms which are amicable and confidential. Employee shall not, during the course of any disclosure authorized by this paragraph, make known, either directly or indirectly, the terms and conditions of this Agreement, except as provided in Paragraph 7 (c) below.

          (c) The following disclosures, which are specific exceptions to Paragraph 7(a) above, are permitted in the following limited circumstances:

               (1) Employee may make such disclosures as are reasonably necessary for tax reporting purposes and, upon advice from independent, outside counsel, as otherwise required by law or legal process;

               (2) Employee may disclose the terms and amount paid under this Agreement as reasonably necessary to obtain legal, tax, or accounting advice or services.

               (3) Employee is permitted to disclose the terms of this Agreement to the extent required in any legal proceeding involving the enforcement of this Agreement, but, as to any other legal proceedings, Employee is permitted to disclose the terms of this Agreement only to the extent (i) permitted by Paragraphs 7(b) or (c), or (ii) specifically requested and consented to in writing by an officer or other authorized representative of Employer, or (iii) compelled as required by law (upon advice from independent, outside counsel) or pursuant to a court order. Employee agrees that within a reasonable time after learning that any third party is seeking to compel disclosure of information the disclosure of which is prohibited by this Agreement Employee will notify the Director of Human Resources of Employer.

               (4) Employee is permitted to disclose the terms of this Agreement to his spouse, provided that he is informed of and agrees to abide by this Paragraph 7. Employee agrees that he shall be responsible for any breach of the obligations of confidentiality on the part of his spouse, as set forth herein.

          (d) Employee hereby agrees and covenants that he has maintained and will continue to maintain the confidentiality of, and not to disclose, reveal, publish, disseminate or discuss, directly or indirectly, to or with any other person or entity for a period of two (2) years following the Effective Date of this Agreement, non-public Confidential Information obtained or created by Employee during his employment by Employer. As used in this Agreement, “Confidential Information” means any data or information, other than trade secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer. Nothing in this Agreement shall alter protections afforded “trade secrets” and “confidential information” under applicable law. The term “Confidential Information” shall not include information or material: (1) that is known to the Employee prior to disclosure by the Employer;

(2) that is or becomes publicly available or generally known in the relevant industry without Employee’s breach of any obligation owed to Employer pursuant to this Agreement; or (3) that Employee develops without use of Employer’s Confidential Information.

          (e) Employee hereby agrees and covenants that he shall not make any statement, written or verbal, in any forum or media, or take any action in disparagement of Employer or any of the Employer Releasees, including but not limited to negative references to Employer’s or Employer Releasees’ products, services, corporate policies, officers and/or employees or any other action which may disparage Employer or Employer Releasees to the general public and/or Employer’s or Employer Releasees’ employees, customers, suppliers, and/or business partners.

     8. Restrictive Covenants. Employee acknowledges and agrees that during the term of Employee’s employment with Employer he had access to Confidential Information and trade secrets of the Employer, and that unauthorized or improper use or disclosure by Employee of such Confidential Information or trade secrets could cause serious harm to the Employer. The Employer and Employee further recognize that an important part of Employee’s duties was to be its principal executive heading its retail operations, to supervise other employees of the Employer performing a variety of services, and to develop goodwill for the Employer through Employee’s personal contact with customers, suppliers, employees, agents and others having business relationships with the Employer. Therefore, the Employer and Employee acknowledge and agree that there is a danger that this goodwill, a proprietary asset of the Employer, may follow Employee when Employee’s relationship with the Employer is severed. Accordingly, Employee covenants and agrees that, for a period of two (2) years immediately following the

Resignation Date, (the “Non-competition Period”), he shall not, directly or indirectly, on his own behalf or in the service or on behalf of others:

          (a) perform duties substantially similar to those he performed for Employer at any time in the 12 months prior to the Resignation Date (the “Last Year”), within the continental United States, to or for the benefit of any business enterprise which sells golf equipment, golf apparel, or golf-related specialty items via retail stores, catalog sales, or internet sales, which employee acknowledges to be the Employer’s business (the “Business”), for the purpose of competing in the Business;

          (b) solicit, call upon, divert or actively take away, or attempt to solicit, call upon, divert or take away, for the purpose of competing with the Employer in the Business, any individual, partnership, corporation, association, or entity with whom Employee had any material business contact and who that, during the Last Year, obtained or contracted to obtain goods or services from the Employer or its affiliates (a “Customer”) or was solicited by the Employer for business (whether or not he, she, or it became and actual customer) (a “Potential Customer”);

          (c) solicit, hire or accept for employment (as an employee or independent contractor), any person who is an employee of the Employer, or who was an employee or independent contractor of the Employer at any time during the Last Year with whom Employee had contact while employed by the Employer.

     9. Acknowledgments. Employee hereby acknowledges that his agreeing to the covenants contained in Paragraphs 7 and 8 hereof (the “Protective Covenants”) is a material inducement for Employer to make the payments to Employee set forth in Paragraph 1 of this

Agreement, to which Employee would not otherwise be entitled, and that the Protective Covenants are ancillary to the parties other obligations pursuant to this Agreement, and are reasonable as to time, scope and territory given the Employer’s need to protect its Business, trade secrets, and Confidential Information. In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     10. Specific Performance. Employee agrees and acknowledges that Employer will suffer irreparable harm not fully compensable by monetary damages if Employee fails to comply with the obligations of this Agreement. Accordingly, Employee agrees that Employer will, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to prevent or curtail any such breach, threatened or actual, without the need for proof of the elements for injunctive relief and without the necessity of posting a bond. The parties expressly agree and acknowledge that the terms of Paragraphs 7 through 10 shall survive the termination or expiration of this Agreement for any reason.

     11. Current and Future Employment.

     Employee agrees and covenants that he will resign from his employment with Employer effective the close of business on September 30, 2004 (the “Resignation Date”). Employee

covenants and agrees that he shall not, at any time or in any place, seek, apply for or accept employment with Employer or any of its subsidiaries or current parent entities.

     12. Return of Property.

     Contemporaneously with the delivery of the payments due under Paragraph 1 of this Agreement, Employee shall return to Employer any and all property of Employer in the possession, custody or control of Employee or Employee’s agents or representatives, including but not limited to documents, and any copies or reproductions thereof, computers, hard drives or disk drives, computer diskettes containing documents owned by Employer, and any electronic mail in printed form.

     13. Personal Reference by James D. Thompson. Employee has requested that Employer’s Chief Executive Officer, James D. Thompson, serve as a personal reference for him. Employee acknowledges and agrees that James D. Thompson has no obligation to provide a reference for Employee, but if Mr. Thompson chooses to provide a reference, any such reference shall not be imputable to Employer. Furthermore, Employee hereby releases Employer and James D. Thompson from any and all liability associated with any reference provided by Mr. Thompson on Employee’s behalf.

     14. Modification.

     No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Employee and a duly authorized representative of Employer, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

     15. Severability.

     In the event any provision of this Agreement should be held to be unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.

     16. Future Cooperation.

     Employee agrees and covenants that he shall, to the extent reasonably requested in writing, cooperate with Employer in any pending or future litigation or potential litigation in which Employer is a party, and regarding which Employee, by virtue of his employment with Employer, has knowledge or information relevant to said litigation. Employee further agrees and covenants that, in any such litigation, he shall, without the necessity for subpoena, provide, subject to reasonable notice and her reasonable availability, in any jurisdiction in which Employer requests, truthful testimony relevant to said litigation. Employer agrees to reimburse Employee for reasonable travel expenses and other reasonable expenses Employee incurs as a result of Employer requesting assistance under this Paragraph 16.

     17. Entire Agreement.

     The parties hereto acknowledge that this Agreement constitutes a full, final, and complete release and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, arrangements, or negotiations between or among them relating to the subject matter hereof, and affirmatively state that there are no other prior or contemporaneous agreements, exchanges, representations, arrangements, or understandings, written or oral, between or among them relating to the subject matter hereof other than that as set forth herein, and that this Agreement contains the sole and entire Agreement between them with respect to the subject matter hereof.

     18. Understanding.

     Employee acknowledges and represents that he has read this Agreement in full and understands and voluntarily consents and agrees to each and every provision contained herein.

     19. Applicable Law and Mutual Submission to Texas Jurisdiction.

     This Agreement shall be construed and enforced according to the laws of the State of Texas, without respect to its rules governing choice of law. Employee agrees to submit any and all disputes arising out of or based on this Agreement to the jurisdiction of the State Judicial District Courts of Travis County, Texas.

     20. Counterparts Acceptable.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     21. Notices.

     Except as otherwise specifically set forth herein, all notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission (by telecopy transmission is in the case of Employee notifying Employer only), or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Employee:	James C. Loden 1904 Mulligan Drive Round Rock, Texas 78664

To Employer:	Golfsmith International, L.P. 11000 North IH-35

Austin, Texas 78753 Attn: Lou Acosta Facsimile: 512-821-4191 Phone: 512-821-4007

or to such other representative or at such other address of a party as such party may furnish to the other party in writing in accordance with this section. Any notice delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail (or on the first business day after placed in the mail or delivered to the courier service, as applicable, if sent by overnight courier) or, if earlier, the time of actual receipt.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

EMPLOYEE

/s/ James C. Loden		Date:	9/30/04

James C. Loden

Sworn to and subscribed before
me this 30 day of September,
2004.

Notary Public /s/ Jan Easterling Petty

My Commission Expires: 10/27/07

EMPLOYER AND EMPLOYER RELEASEES

GOLFSMITH INTERNATIONAL, L.P.

By:	/s/ James D. Thompson	Date:	9/30/04

Name:	James D. Thompson
Title:	President

Sworn to and subscribed before
me this 30 day of September,
2004.

Notary Public /s/ Jan Easterling Petty

My Commission Expires: 10/27/07